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                                                                    Exhibit 99.1

                              [LOGO APPEARS HERE]


Contact:  D. Ross Davison
          Chief Financial Officer and Treasurer
          (205) 981-2823


                   PJ AMERICA ANNOUNCES DEVELOPMENT CHANGES



Birmingham, Alabama, September 7, 2000

     PJ America, Inc. (NASDAQ: PJAM), the largest franchisee of Papa John's International, Inc. announced today that it is postponing restaurant development in the fourth quarter to enable it to further evaluate its markets and better focus on operations and marketing with its existing store base. As a result, the Company expects to open ten restaurants in the second half of 2000, of which two restaurants have been opened to date in the third quarter.

     The Company also announced that its Board of Directors has increased its stock buyback authorization by an additional $10 million, bringing the total authorization to date to $30 million. To date, the Company has spent $18.4 million on its current stock buyback authorization. At September 7, 2000, PJ America, Inc. operates 168 Papa John's restaurants in nine states and Puerto Rico.

     This information contains forward-looking statements within the meaning of
Section 27A of The Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include: additional unforeseen costs, expenses which may be incurred with respect to the change of the Papa John's slogan as a result of Papa John's International, Inc.'s litigation with Pizza Hut, Inc.; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, employee benefits and similar costs; economic and political conditions in the territories in which the Company operates; and new product and
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concept development by food industry competitors. Further information regarding factors that could affect the Company's financial and other results is included in the Company's forms 10-Q and 10-K, filed with the Securities and Exchange Commission.